Exhibit 99.1

NEWS RELEASE For immediate release

Laura Clark

904 598 7831

LauraClark@RegencyCenters.com

Regency Centers Announces Consent Solicitation with respect to 3.75% Senior Notes due 2022

JACKSONVILLE, Fla. (July 19, 2017) – Regency Centers Corporation (NYSE: REG; “Regency”) announced today that it and its operating partnership, Regency Centers, L.P., are soliciting consents from holders of their $300,000,000 aggregate principal amount of 3.75% Senior Notes due 2022 Notes (the “Notes”) to amend (the “Proposed Amendments”) certain provisions of the indenture governing the Notes (the “Consent Solicitation”). The Notes were originally issued by Equity One, Inc. and succeeded to by Regency Centers Corporation, as successor by merger. The Proposed Amendments to the indenture will terminate the existing guarantees of the Notes provided by certain subsidiaries of Regency Centers, L.P. (the “Subsidiary Guarantors”) in order to simplify financial reporting obligations by eliminating the need to provide certain required summary financial information with respect to the Subsidiary Guarantors in periodic reports.

Adoption of the Proposed Amendments requires the consent of holders of at least a majority in aggregate principal amount of the outstanding Notes (the “Requisite Consents”). Consents may be revoked at any time up to, but will become irrevocable upon, the execution and delivery of the Proposed Amendments (which is expected to be promptly after receipt of the Requisite Consents). If the Requisite Consents are received, then upon execution of the Proposed Amendments and payment of the consent fee, the Proposed Amendments will be operative and be binding upon all holders of Notes, whether or not such holders have delivered consents. Once the Proposed Amendments are operative, the guarantees provided by the Subsidiary Guarantors with respect to other Regency debt obligations will be terminated.

The Consent Solicitation will expire at 5:00 p.m., New York City time, on July 26, 2017, unless extended or earlier terminated (the “Expiration Time”). Only holders of record of the Notes as of 5:00 p.m., New York City time, on July 18, 2017, are eligible to deliver consents to the Proposed Amendments in the Consent Solicitation. Regency will pay to the holders who deliver valid and unrevoked consents prior to the Expiration Time a cash payment of $1.50 per $1,000 principal amount of Notes for which consents have been delivered by such holders and not revoked, subject to the satisfaction or waiver of all of the conditions of the Consent Solicitation.

The Consent Solicitation is being made solely on the terms and subject to the conditions set forth in the Consent Solicitation Statement, dated July 19, 2017 (the “Consent Solicitation Statement”), and in the accompanying form of consent. A more complete description of the Consent Solicitation and the Proposed Amendments can be found in the Consent Solicitation Statement and related form of consent. The effectiveness of the Proposed Amendments is subject to a number of conditions. Regency may, in its sole discretion, terminate, amend or extend the Consent Solicitation at any time as set forth in the Consent Solicitation Statement.

Regency has retained D.F. King & Co., Inc. to serve as information agent and tabulation agent for the Consent Solicitation. Questions concerning the terms of the Consent Solicitation and requests for copies of the Consent Solicitation Statement, the form of consent should be directed to D.F. King & Co., Inc. at (212) 269-5550 (collect) or (800) 622-1649 (toll free), or via email at reg@dfking.com. Wells Fargo Securities is serving as solicitation agent for the Consent Solicitation. Questions regarding the Consent Solicitation may be directed to Wells Fargo Securities, at (704) 410-4760 (collect) or (866) 309-6316 (toll free).

This announcement does not constitute a solicitation of consents of holders of the Notes and shall not be deemed a solicitation of consents with respect to any other securities of Regency or its subsidiaries. No recommendation is being made as to whether holders of the Notes should consent to the Proposed Amendments. The solicitation of consents is not being made in any jurisdiction in which, or to or from any person to or from whom, it is unlawful to make such solicitation under applicable state or foreign securities or “blue sky” laws.

About Regency Centers Corporation

Regency is the preeminent national owner, operator and developer of neighborhood and community shopping centers. The Company’s portfolio of 429 retail properties encompasses more than 59 million square feet, is primarily anchored by productive grocers and is located in affluent and infill trade areas in the country’s most attractive metro areas. Regency has developed 227 shopping centers since 2000, representing an investment at completion of more than $3.5 billion. Operating as a fully integrated real estate company, Regency is a qualified real estate investment trust that is self-administered and self-managed, and a member of the S&P 500 index.

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Forward-looking statements involve risks and uncertainties. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements. Please refer to the documents filed by Regency Centers Corporation with the SEC, specifically the most recent reports on Forms 10-K and 10-Q, which identify important risk factors which could cause actual results to differ from those contained in the forward-looking statements.